UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

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ADAMIS PHARMACEUTICALS CORPORATION

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 Adamis Sends Letter to Stockholders to Address Jerald A. Hammann’s Costly, Distracting and Misguided Campaign

Asserts That Mr. Hammann - the Owner of Only 1,000 Shares - is Threatening the Company's Strategic Progress

Notes the Delaware Court of Chancery Denied Mr. Hammann's Effort to Stop the Company From Sending Stockholders Proxy Materials and Holding its Annual Meeting as Scheduled

Urges Stockholders to Elect the Company’s Highly-Qualified Directors on the WHITE Proxy Card at the July 16th Annual Meeting

SAN DIEGO--(BUSINESS WIRE)--Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today issued the below letter to stockholders.

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July 1, 2021

Dear Stockholders,

The Board of Directors (the "Board") appreciates your continued investment in Adamis Pharmaceuticals Corporation ("Adamis" or the "Company" or “we”). The Board also appreciates the feedback that many stockholders have provided in recent weeks. As we work to position Adamis for long-term success, please trust that this input will be carefully assessed and factored into our go-forward plans.

We are writing to you today to once again urge you to vote to re-elect all five members of the Board at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) on July 16, 2021. In our view, maintaining boardroom continuity can help the Company achieve the following:

•	Support the ongoing Food and Drug Administration (“FDA”) review of our ZIMHI™ New Drug Application.

•	Advance our Phase 2/3 trial for examining the effects of Tempol on COVID-19.
•	Support ongoing efforts to obtain government funding for Tempol.

•	Advance the Investigational New Drug for Tempol’s use in radiation dermatitis.

•	Demonstrate a further increase in SYMJEPI® sales.

•	Maintain a strong capital position and healthy balance sheet.

•	Prioritize progress across our entire product pipeline.

Based on our decades of collective experience in the biotechnology and pharmaceutical sectors, we firmly believe that Adamis is nearing a promising inflection point. We contend it is not the time to deviate from these priorities. The progress we are beginning to catalyze for SYMJEPI®, ZIMHI™ and now Tempol stems from months and years of planning and work. This is the time to remain focused on – not pull back from – the efforts we are undertaking.

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Unfortunately, Jerald A. Hammann – a holder of 1,000 shares with no industry expertise, no public company experience and no articulated plan – is trying to remove and replace 80% of your Board. We believe a more effective way for stockholders to communicate concerns is to write to the Company directly instead of seemingly throwing away a vote on Mr. Hammann’s misguided effort.

We urge stockholders not to be misled for a number of reasons, including:

•	Mr. Hammann initially demanded a lucrative and unjusitified paid consulting agreement – which would have been paid for with stockholders’ capital – before he was even a stockholder of the Company.

•	Mr. Hammann threatened to make books and records demands and to run a campaign against the Board if we did not quickly agree to award him the demanded consulting agreement.

•	Mr. Hammann has no operating experience in the biotechnology or pharmaceutical sector.

•	Mr. Hammann has no experience as a director or executive of a public company.

•	Mr. Hammann has a history of filing serial lawsuits and being a vexatious litigator.

•	Mr. Hammann submitted an untimely and invalid notice of director nominations. His nominations will not be accepted at the Annual Meeting.

•	Mr. Hammann unsuccessfully sued the Company in an attempt to delay the Annual Meeting and forced us to expend precious stockholder capital on fending off litigation.

•	Mr. Hammann has no plan for the Company.

We hope stockholders recognize that supporting Mr. Hammann’s misguided campaign would be akin to taking what we believe is a major risk. Rather than support a litigious stockholder that is waging a costly and distracting battle with the Company, we urge you to reject his efforts by voting to re-elect your current Board.

Once again, we thank you for your investment in Adamis. We firmly believe that the Company is on the right path now that we have tangible pipeline momentum. Vote on the WHITE proxy card to elect our full five-member slate and help us sustain the Company’s progress.

Sincerely,

The Adamis Board of Directors

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PROTECT YOUR INVESTMENT IN ADAMIS – PLEASE SIGN, DATE AND PROMPTLY RETURN THE WHITE PROXY CARD.

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The Board urges you to carefully consider the information contained in the Company’s proxy materials and cast your vote on the WHITE proxy card.

•	DO NOT download any blue proxy card provided by Jerald A. Hammann.

•	DO NOT return any blue proxy card to Jerald A. Hammann even as a protest vote against his campaign.

•	DO NOT respond to any email or phone solicitations from Jerald A. Hammann.

CONTACT THE COMPANY’S PROXY SOLICITOR AT INFO@SARATOGAPROXY.COM OR (888) 368-0379 IF YOU HAVE ANY QUESTIONS REGARDING THE ANNUAL MEETING OR HOW TO VOTE.

***

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma, and COPD. The company’s subsidiary, US Compounding Inc. (“USC”), compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company’s beliefs concerning the safety and effectiveness of Tempol and the Company’s other product candidates; the timing of commencement or completion of any studies or trials relating to Tempol and the availability of funding for studies or trials; the results of any studies or trials that the Company may conduct relating to Tempol; the Company’s ability to successfully commercialize the products and product candidates described in this press release, itself or through commercialization partners, and the Company’s beliefs concerning the commercial success of its products; future regulatory actions relating to the Company’s New Drug Application (“NDA”) relating to its ZIMHI product; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; the Company’s expectations concerning future growth; expectations and statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. There can be no assurances regarding the outcome of trials or studies relating to Tempol or that Tempol will be found to be safe and effective in the treatment of COVID-19 or any other indication. There can be no assurances that future sales of SYMJEPI will meet our expectations. There can be no assurances regarding the timing or outcome of the FDA’s review of our resubmitted NDA relating to ZIMHI, or that the Company will be able to successfully take any actions or develop any additional information that the FDA may require in connection with its review of the resubmitted NDA for ZIMHI. There can be no assurances that the FDA will consider the Company’s responses included in the resubmitted NDA relating to ZIMHI as satisfactory, or that the product will be able to compete successfully in the market if approved and launched. The Company may not achieve one or more of the future goals described in the press release either within the anticipated time periods or at all. In addition, as previously disclosed, each of the Company and USC previously received a subpoena from the U.S. Attorney’s Office for the Southern District of New York issued in connection with a criminal investigation. Accordingly, all forward-looking statements are subject to the outcome of this investigation, as well as the related investigation being conducted by the Company’s Audit Committee. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contacts

Saratoga Proxy Consulting

John Ferguson / Ann Marie Mellone, 212-257-1311

jferguson@saratogaproxy.com / amellone@saratogaproxy.com

MKA

Charlotte Kiaie, 646-386-0091

ckiaie@mkacomms.com

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